Exhibit 8.1

445 Park Avenue, Suite 700
New York, NY 10022-8634 U.S.A.
(646) 746-2000
Fax (646) 746-2001
www.btlaw.com

August 31, 2021

America First Multifamily Investors, L.P.
14301 FNB Parkway, Suite 211

Omaha, Nebraska 68154

RE:America First Multifamily Investors, L.P.

Ladies and Gentlemen:

We have acted as special tax counsel to America First Multifamily Investors, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of Series B Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”). The Preferred Units are included in a registration statement (the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on August 31, 2021.  This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, and the Partnership’s responses to our examinations and inquiries.

In our capacity as special tax counsel to the Partnership, we have, with your consent, made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.

America First Multifamily Investors, L.P.

August 31, 2021

Based on such facts, assumptions and representations and subject to the qualifications and limitations set forth herein, in the Registration Statement, and the Officer’s Certificate, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Barnes & Thornburg LLP as to the material U.S. federal income tax consequences of the matters described therein.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein, and, as described in the Registration Statement and for the reasons set forth therein, we are unable to opine that interest on any mortgage revenue bond held by the Partnership is currently excludable from the gross income of a bondholder for federal income tax purposes.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP